Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated May 6, 2020 to

Pricing Supplement No. 21, dated May 14, 2019, Pricing Supplement No. 23, dated May 14, 2019 and Pricing Supplement No. 24, dated May 14, 2019, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

Energy — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 5, 2019 and May 6, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	14.126%	$70,630	April 20, 2020
$500,000	10.064%	$50,320	April 29, 2020

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 5, 2020 and May 6, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$12,000,000	48.013%	$5,761,560	April 21, 2020

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 3, 2020 and May 6, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	37.363%	$186,815	April 14, 2020
$2,800,000	38.694%	$1,083,432	April 14, 2020
$4,000,000	38.906%	$1,556,240	April 17, 2020
$500,000	37.427%	$187,135	April 22, 2020
$800,000	32.341%	$258,728	April 27, 2020
$500,000	32.790%	$163,950	May 5, 2020
$500,000	32.790%	$163,950	May 5, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$22,600,000	41.959%	$9,482,760	$1,230.86(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,230.86 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$224,951.27 as of the date hereof. After payment of the registration fee for this offering, US$223,720.41 remains available in SEK’s account for future registration fees.